--------------------------------------
                                                         OMB APPROVAL
                                          --------------------------------------
                                               OMB NUMBER:        3235-0518
                                               EXPIRES:           MARCH 31, 2005
                                               ESTIMATED AVERAGE BURDEN
                                               HOURS PER RESPONSE........ 0.13
                                          --------------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                            (AMENDMENT NO. _______)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

             Securities Act Rule 801 (Rights Offering)                    [    ]

             Securities Act Rule 802 (Exchange Offer)                     [    ]

             Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)          [    ]

             Exchange Act Rule 14d-l(c) (Third Party Tender Offer)        [ X  ]

             Exchange Act Rule 14e-2(d) (Subject Company Response)        [    ]

Filed or submitted in paper if permitted by Regulation S-T Rule
101(b)(8)       [    ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                             WMC Resources Limited
                           (Name of Subject Company)

                                 Not Applicable
      (Translation of Subject Company's Name into English (if applicable))

                           Commonwealth of Australia
       (Jurisdiction of Subject Company's Incorporation or Organization)

                   BHP Billiton Limited and BHP Billiton Plc
                      (Name of Person(s) Furnishing Form)

        ordinary shares and shares underlying American depositary shares
                     (Title of Class of Subject Securities)

              ---------------------------------------------------
             (CUSIP Number of Class of Securities (if applicable))

--------------------------------------------------------------------------------
                                   John Fast
                              Chief Legal Counsel
                                  BHP Billiton
                               180 Londsdale St.
                                Melbourne, 3000
                                   Australia
                              Tel: +61 3 9609 3333
                             Fax: + 61 3 9609 3015

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 (Name, Address (including zip code) and Telephone Number (including area code)
   of Person(s) Authorized to Receive Notices and Communications on Behalf of
                                Subject Company)

                                   Copies to:

--------------------------------------------------------------------------------
          David A. Katz, Esq.                        David Williamson
                Partner                            Blake Dawson Waldron
    Wachtell, Lipton, Rosen & Katz                       Level 39
          51 West 52nd Street                       101 Collins Street
        New York, NY 10019-6150                    Melbourne, Victoria 3000
                U.S.A.                                  Australia
          Tel: + 212 403 1000                       Tel: + 61 3 9679 3000
          Fax: + 212 403 2000                       Fax: + 61 3 9679 3111
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          March 29, 2005 (Date Tender Offer/Rights Offering Commenced)

* AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO, A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A CURRENTLY VALID CONTROL NUMBER. ANY MEMBER OF THE PUBLIC MAY DIRECT TO THE COMMISSION ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDEN ESTIMATE AND ANY SUGGESTIONS FOR REDUCING THIS BURDEN. THIS COLLECTION OF INFORMATION HAS BEEN REVIEWED BY OMB IN ACCORDANCE WITH THE CLEARANCE REQUIREMENTS OF 44 U.S.C. 3507.

SEC 2560        PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
 (10-03)        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)        Not applicable.

(b)        Not applicable.

Item 2. Informational Legends

Not applicable.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) In accordance with Chapter 6C of the Australian Corporations Act of 2001, BHP Billiton lodged a notice of change in substantial holder (Exhibit 1) with the Australian Securities and Investments Commission on April 13, 2005.

(2)  Not applicable.

(3)  Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

On March 11, 2005, BHP Billiton filed with the Securities and Exchange Commission an Irrevocable Consent and Power of Attorney on Form F-X.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        By:    /s/ Karen Wood
               ----------------------
                     (Signature)
        Name:  KAREN WOOD, SECRETARY
                  (Name and Title)

        Date:  April 13, 2005